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[ML LIFE INSURANCE COMPANY OF NEW YORK]






                                             February 25, 1997



Board of Directors
ML Life Insurance Company of New York
11th Floor
100 Church Street
New York, New York  10080-1651

To the Board of Directors:

            This opinion is furnished in connection with the registration of variable life insurance policies under the Securities Act of 1933 ("1933 Act") pursuant to the provisions of Rule 24f-2 ("Rule") under the Investment Company Act of 1940. In rendering this opinion, I have reviewed such matters of fact and issues of law as I have deemed necessary or appropriate.

            During the year ended December 31, 1996, ML Life Insurance Company of New York ("Company") sold $1,010,195 of variable life insurance policies pursuant to registration statements of the ML of New York Variable Life Separate Account under the 1933 Act, File Nos. 33-37944, 33-37945, 33-37946, 33-37947,
33-37948 and 33-38097. The registration of the policies so sold is to be made definite by the filing of a Rule 24f-2 Notice in accordance with the Rule.

            In my opinion, the policies the registration of which is made definite by the filing of the Notice were legally issued and are legal and binding obligations of the Company in accordance with their terms.

                                      Very truly yours,


                                      /s/   Edward W. Diffin, Jr.
                                      ---------------------------
                                      Edward W. Diffin, Jr.
                                      Vice President and
                                      Senior Counsel